Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 23, 2009, with respect to the consolidated financial statements and financial statement schedule of Pentair, Inc. and subsidiaries, which reports expressed an unqualified opinion and included an explanatory paragraph relating to the Company’s changes in its method of accounting for uncertain tax positions in 2007 and defined benefit pension and postretirement benefit plans in 2006, and the effectiveness of Pentair’s internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
July 31, 2009